Exhibit 5.1
Arntzen
de Besche
Petroleum Geo-Services ASA
Strandveien 4
N-1366 Lysaker
Norway
Oslo, 15 May 2007
Ladies and Gentlemen:
We have acted as special legal counsel in Norway for Petroleum Geo-Services ASA (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) relating to the issuance of new shares (the “Shares”) of the Company pursuant to the Company’s 2006 Stock Option Plan (the “Plan”).
At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.
We have for the purpose of this opinion examined:
(A)	the Plan;

(B)	the articles of association of the Company;

(C)	a copy of a Company Certificate dated 15 May 2007 for the Company; and

(D)	any such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purposes of this opinion, the documents referred to in paragraphs (A) to (D) inclusively being referred to herein as the “Documents”.
We have assumed:
(I)	the genuineness of all signatures and the authenticity of all documents submitted to us and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photo static, electronic or facsimile copies;

(II)	that each of the Documents is duly authorized, executed and delivered by and is within the capacity and powers of the parties thereto (other than the Company);

(III)	that there are no provisions of the laws of any jurisdiction other than Norway which would have any implications on the opinion we express; that there are no provisions in, or other aspects of, any document other than the Documents which would have any implications on the opinion we express and we do not expect that any such document exists; and
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(IV)	the accuracy and completeness of all factual representations produced in documents and otherwise, and therefore we have made no independent investigation thereof.
We do not purport to render an opinion in respect of any jurisdiction other than the laws of Norway.
On the basis of the foregoing and subject to the qualifications and reservations set forth herein and any matters not disclosed to us, we are of the opinion that:
When issued by the Company pursuant to the provisions of the Plan following due authorization by the Board of Directors of particular awards in accordance with the shareholders’ resolution to grant the Board of Directors the authority to issue new shares under the Plan, and following payment for the Shares and due registration of the Shares in the Norwegian Register of Business Enterprises, the Shares will be
1.	duly authorized by all necessary corporate action on the part of the Company;

2.	duly issued by the Company;

3.	fully paid; and

4.	non-assessable.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement.
Arntzen de Besche Advokatfirma AS

/s/ Geir Evenshaug
Geir Evenshaug